Exhibit 10.1

General Release

This General Release, executed on August 8, 2012 but effective as of the Effective Date (as defined below), is delivered by James C. Parks (the “Employee”) to and for the benefit of the Released Parties (as defined below). The Employee acknowledges that this General Release is being executed in accordance with Section 3(e) of the Agreement dated effective as of January 1, 2011 (the “Agreement”) between Employee and ViewPoint Bank, N.A (“ViewPoint Bank”).

1. General Release.

a. The Employee and ViewPoint Bank agree that the Employee shall separate from service as an employee and officer of ViewPoint Bank and ViewPoint Financial Group, Inc. effective as of August 31, 2012 (the “Termination Date”), which the Employee and ViewPoint Bank, N.A. agree shall be the “Date of Termination” and the “Termination Date” for purposes of the Agreement. In exchange for the consideration described in Section 3 of the Agreement and in Attachment 1 of this General Release, the Employee acknowledges and agrees to comply with the provisions of Section 4 of the Agreement and, for himself and for his heirs, dependents, assigns, agents, executors, administrators, trustees and legal representatives (collectively, the “Releasors”) hereby forever releases, waives and discharges the Released Parties (as defined below) from each and every claim, demand, cause of action, fee, liability or right of any sort (based upon legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), known or unknown, which Releasors ever had, now have, or hereafter may have against the Released Parties by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter, at any time up to and including the Effective Date (as defined below), including without limitation, those in connection with, or in any way related to or arising out of, the Employee’s employment or termination of employment or any other agreement, understanding, relationship, arrangement, act, omission or occurrence, with the Released Parties.

b. Without limiting the generality of the previous paragraph, this General Release is intended to and shall release the Released Parties from any and all claims, whether known or unknown, which Releasors ever had, now have, or may hereafter have against the Released Parties including, but not limited to: (1) any claim of discrimination or retaliation under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Released Parties subject to the terms and conditions of such plan and applicable law), the Family and Medical Leave Act, the Reconstruction Era Civil Rights Act, and the Rehabilitation Act of 1973; (2) any other claim (whether based on federal, state or local law or ordinance, statutory or decisional) relating to or arising out of the Employee’s employment, the terms and conditions of such employment, the termination of such employment and/or any of the events relating directly or indirectly to or surrounding the termination of such employment, including, but not limited to, breach of contract (express or implied), tort, wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; (3) any claim relating to or arising from a violation of Section 409A of the Internal Revenue Code of 1986, as amended; and (4) any claim for attorney’s fees, costs, disbursements and the like.

c. The foregoing release does not in any way affect: (1) any rights the Employee may have as a stockholder of the Employer; (2) the Employee’s vested rights under any tax-qualified retirement plan or stock compensation plan maintained by a Released Party; (3) any right the Employee may have to obtain contribution in the event of an entry of judgment against the Employee as a result of any act or failure to act for which the Employee and any of the Released Parties are jointly responsible; and (4) the right of the Employee to take whatever steps may be necessary to enforce the terms of the Agreement.

d. For purposes of this General Release, the “Released Parties” means ViewPoint Bank, all current and former parents, subsidiaries, related companies, partnerships, joint ventures and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and, with respect to each of them, their predecessors and successors, and, with respect to each such entity, all of its past, present, and future employees, officers, directors, members, stockholders, owners, representatives, assigns, attorneys, agents, insurers, and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors (whether acting as agents for such entities or in their individual capacities).

2. No Existing Suit. The Employee represents and warrants that, as of the Effective Date (as defined below), he has not filed or commenced any suit, claim, charge, complaint, action, arbitration, or legal proceeding of any kind against of the Released Parties.

3. Knowing and Voluntary Waiver. By signing this General Release, the Employee expressly acknowledges and agrees that: (a) he has carefully read it and fully understands what it means; (b) he has discussed this General Release with an attorney of his choosing before signing it; (c) he has been given at least 21 calendar days to consider this General Release; (d) he has agreed to this General Release knowingly and voluntarily and was not subjected to any undue influence or duress; (e) the consideration provided him under the Agreement and as otherwise agreed to between Employee and ViewPoint Bank, which consideration is described in Attachment 1 to this General Release, is sufficient to support the releases provided by him under this General Release; (f) he may revoke his execution of this General Release within seven days after he signs it by sending written notice of revocation as set forth below; and (g) on the later of the eighth day after he executes this General Release and the Termination Date (such later date, the “Effective Date”), this General Release becomes effective and enforceable, provided that the Employee does not revoke it during the revocation period. Any revocation of the Employee’s execution of this General Release must be submitted, in writing, to ViewPoint Bank, at its main office, to the attention of the Chairman of the Board of ViewPoint Bank, stating “I hereby revoke my execution of the General Release.” The revocation must be personally delivered to the Chairman of the Board of ViewPoint Bank or mailed to the Chairman of the Board of ViewPoint Bank and postmarked within seven days of the Employee’s execution of this General Release. If the last day of the revocation period is a Saturday, Sunday or legal holiday, then the revocation period will be extended to the following day which is not a Saturday, Sunday or legal holiday. The Employee agrees that if he does not execute this General Release or, in the event of revocation, he will not be entitled to receive any of the payments or benefits under Section 3 of the Agreement. The Employee must execute this General Release on or before the date that is 21 days after the effective date of the Employee’s Termination Date (as determined under the Agreement, the “Resignation Date”).

This General Release is final and binding and may not be changed or modified, except as provided in a signed and dated agreement in writing between the Employee and ViewPoint Bank.

Employee:

Date:
James C. Parks
ViewPoint Bank, N.A.
Date:	By:
Name:
Title:

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Attachment 1 to General Release

Consideration for Release

ViewPoint Bank agrees to pay to Employee the following as consideration for Employee’s execution of this General Release:

1.	The severance payments and benefits described in Section 3 of the Agreement. The parties acknowledge that Employee’s annual base salary as of the Termination Date is $255,500.00;

2.	The remaining unvested portion of Employee’s 2011 Non-Equity Incentive Plan Compensation (“NEIPC”), which is comprised of 2,881 shares of VPFG phantom stock. The cash value of this phantom stock will be based on the closing price for VPFG stock on August 31, 2012 and will be paid to Employee on the Effective Date.

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